UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
November 20, 2008
FLOW INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	0-12448 (Commission File Number)	91-1104842 (IRS Employer Identification Number)
23500 — 64th Avenue South, Kent, Washington 98032
(Address of principal executive offices) (Zip Code)
(253) 850-3500
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          On November 25, 2008, Flow International Corporation (“Flow”) announced that it had agreed to purchase a $2 million minority ownership position in Dardi International Corporation, China’s leading waterjet manufacturer (“Dardi”). A copy of the press release announcing this investment is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
          In connection with the investment in Dardi, on November 20, 2008 Flow entered into the following agreements to be effective November 18, 2008 (i) a Share Purchase Agreement by and among Flow, Dardi, Chen Bo and other named shareholders of Dardi (the “Share Purchase Agreement”) and (ii) a Shareholders (Joint Venture) Agreement by and among Flow, Dardi, Chen Bo and other named shareholders of Dardi (the “Shareholders Agreement”). The Share Purchase Agreement provides for the purchase by Flow from certain named shareholders of Dardi of 1,500,000 ordinary shares of Dardi, which at the closing will represent approximately 5% of the total issued and outstanding capital of Dardi. The Shareholders Agreement, among other things, contemplates the conversion of Dardi from a PRC domestic joint stock company into a PRC foreign invested joint stock company and documents the parties’ understandings regarding certain aspects of the operation and management of Dardi. The Shareholders Agreement also addresses share transfer restrictions, rights of first refusal and preemptive right provisions with respect to the ordinary shares of Dardi.
          The foregoing summary is qualified in its entirety by reference to the text of the Share Purchase Agreement, a copy of which is attached as Exhibit 99.2 to this Current Report and to the text of the Shareholders Agreement, a copy of which is attached as Exhibit 99.3 to this Current Report, and which are incorporated by reference herein.
ITEM 9.01. Exhibits
          (d) Exhibits

99.1	News Release dated November 25, 2008.

99.2	Share Purchase Agreement by and among Flow International Corporation, Dardi International Corporation, Chen Bo and Other Shareholders of Dardi International Corporation

99.3	Shareholders (Joint Venture) Agreement by and among Flow International Corporation, Dardi International Corporation, Chen Bo and Other Shareholders of Dardi International Corporation

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 26, 2008	FLOW INTERNATIONAL CORPORATION
	By:	/s/ John S. Leness
Name: John S. Leness
Title: General Counsel and Secretary